CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated April 12, 1999, accompanying the financial statements of United Americas Bankshares, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                   /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
June 28, 1999